Exhibit 99.1

Navistar International Corporation
2701 Navistar Dr.
Lisle, IL 60532 USA
P: 331-332-5000
W: navistar.com

Media contact:	Jim Spangler, Jim.Spangler@Navistar.com, 331-332-5833
Investor contact:	Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS FIRST QUARTER 2018 RESULTS

•	Grows revenues by 15 percent to $1.9 billion

•	Reports first quarter 2018 net loss of $73 million, or 74-cents per share

•	Generates $104 million of adjusted EBITDA in the first quarter, up 89 percent year-over-year

•	Company raises 2018 full-year guidance

LISLE, Ill. — March 8, 2018 — Navistar International Corporation (NYSE: NAV) today announced a first quarter 2018 net loss of $73 million, or $0.74 per diluted share, compared to a first quarter 2017 net loss of $62 million, or $0.76 per diluted share. First quarter 2018 results included $46 million of charges as a result of the company’s debt refinancing in November 2017.

Revenues in the quarter were $1.9 billion, a 15-percent increase compared to $1.7 billion in the first quarter last year, driven by a 24-percent increase in the company’s Core (Class 6-8 trucks and buses in the United States and Canada) volumes.

First quarter 2018 EBITDA was $55 million, compared to first quarter 2017 EBITDA of $63 million. First quarter 2018 includes $49 million in net adjustments, including the debt refinancing and other items. Adjusted EBITDA was $104 million versus $55 million in first quarter 2017.

Navistar finished the first quarter 2018 with $975 million in consolidated cash, cash equivalents and marketable securities and $947 million in manufacturing cash, cash equivalents and marketable securities.

“We are off to a strong start in 2018 thanks to our ability to grow Navistar’s position in a strengthening market,” said Troy A. Clarke, Chairman, President and CEO. “We grew our Class 8 market share and improved our margins, on the way to delivering our best first quarter on an adjusted EBITDA basis since 2011.”

Navistar’s first quarter Core chargeouts were up 2,400 units year-over-year led by Class 8 Heavy, which was up 56 percent compared to first quarter last year. The company’s Class 8 market share was up 1.2 points versus the same period one year ago. Gross margin for the quarter was 19.6 percent of revenue, up 2 percentage points from first quarter 2017.

“Our improvement this year is due largely to the market’s positive reaction to our new products, including the LT Series on highway tractor and the 13-liter A26 engine,” Clarke said. “In fact, the strong interest in our A26 engine has us nearly doubling our share of trucks with 13-liter engines in the first quarter of 2018 compared to a year ago.”

Continuing its cadence of new product launches, Navistar unveiled its new International MV Series medium-duty vehicle at the NTEA Work Truck Show earlier this week. The launch of the MV Series completes the company’s Project Horizon product refresh, and reflects that program’s improved cab design, along with the same driver-centric enhancements already launched in Class 8 vehicles.

Additionally, the company’s alliance with Volkswagen Truck & Bus is accelerating Navistar’s development of future technologies, including electric powertrains, which are already in development for school buses and medium duty trucks. The company is currently testing its first prototype electric school bus, the chargE, which Navistar will be demonstrating for customers and government officials starting later this month.

“As a leader in the medium and school bus segments, we know our customers and the jobs their trucks and buses do, which is why we’re convinced these will be the market segments best suited for e-powertrains in the near term,” Clarke said. “These vehicles travel shorter distances and typically return to their base overnight, making the charging infrastructure less complex. And, perhaps most significantly, they will provide environmental benefit, especially in urban areas.”

Based on stronger industry conditions, the company raised its 2018 full-year guidance:

•	Retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be in the range of 360,000 units to 390,000 units, with Class 8 retail deliveries of 235,000 to 265,000 units.

•	Revenues are expected to be between $9.25 billion and $9.75 billion.

•	Adjusted EBITDA is expected to be between $700 million and $750 million.

•	Year-end manufacturing cash is expected to be about $1.1 billion.

“We expect market conditions to remain robust and we are determined to take advantage of opportunities to grow share while delivering strong margin performance,” Clarke said. “Given the progress made in Q1, and our positive outlook for the remainder of the year, we are confident that 2018 will be the breakout year for Navistar.”

SEGMENT REVIEW

Summary of Financial Results:

	Three Months Ended January 31,
(in millions, except per share data)	2018	2017
Sales and revenues, net	$1,905	$1,663
Segment Results:
Truck	$(7)	$(69)
Parts	137	149
Global Operations	(7)	(4)
Financial Services	20	13
Net loss(A)	(73)	(62)
Diluted loss per share(A)	$(0.74)	$(0.76)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment – Truck segment first quarter 2018 net sales increased to $1.3 billion, primarily due to higher volumes in the company’s Core markets, an increase in military sales, and production of GM-branded units manufactured at Navistar’s Springfield, Ohio plant, which launched in the second quarter of 2017. This was partially offset by a decline in the company’s Mexico and export truck volumes.

The Truck segment loss was $7 million in the first quarter 2018, versus a loss of $69 million in the same period one year ago. The improvement was primarily driven by the impact of higher volumes in the company’s Core markets, a decrease in used truck losses, and an increase in military sales, partially offset by higher structural costs.

Parts Segment – In the first quarter of 2018, the Parts segment net sales were $568 million, slightly lower than the prior year primarily due to the expected runoff in Blue Diamond Parts (BDP) sales, partially offset by higher U.S. and Canada parts sales related to the Fleetrite™ and ReNEWed® brands.

The Parts segment profit was $137 million, down eight percent, primarily due to lower BDP margins and higher freight-related expenses.

Global Operations Segment – In the first quarter of 2018, the Global Operations segment net sales increased 62 percent to $81 million, primarily driven by higher engine volumes in the company’s South America engine operations due to improvement in the Brazilian economy.

For the first quarter 2018, the Global Operations segment loss was $7 million versus a $4 million loss in the first quarter 2017. Higher engine volumes and a benefit recognized as an adjustment to restructuring charges only partially offset a one-time benefit in the first quarter of 2017 of $9 million related to an adjustment to pre-existing warranties.

Financial Services Segment – In the first quarter of 2018, the Financial Services segment net revenues increased to $59 million primarily due to higher portfolio yields, higher overall finance receivable balances in Mexico and favorable movements in foreign currency exchange rates impacting the company’s Mexican portfolio.

The Financial Services segment profit increased to $20 million primarily due to a decrease in the provision for loan losses in Mexico and improved interest margins.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include market share projections, new product launch dates and information concerning our possible or assumed future results of operations, including the results of our alliance with Volkswagen Truck & Bus and descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2017 and our quarterly report on Form 10-Q for the period ended January 31, 2018. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended January 31,
(in millions, except per share data)	2018	2017
Sales and revenues
Sales of manufactured products, net	$1,867	$1,629
Finance revenues	38	34

Sales and revenues, net	1,905	1,663

Costs and expenses
Costs of products sold	1,532	1,370
Restructuring charges	(3)	7
Asset impairment charges	2	2
Selling, general and administrative expenses	222	200
Engineering and product development costs	75	63
Interest expense	79	82
Other expense (income), net	49	(8)

Total costs and expenses	1,956	1,716
Equity in income of non-consolidated affiliates	—	3

Loss before income tax	(51)	(50)
Income tax expense	(15)	(4)

Net loss	(66)	(54)
Less: Net income attributable to non-controlling interests	7	8

Net loss attributable to Navistar International Corporation	$(73)	$(62)

Loss per share attributable to Navistar International Corporation:
Basic	$(0.74)	$(0.76)
Diluted	(0.74)	(0.76)
Weighted average shares outstanding:
Basic	98.6	81.8
Diluted	98.6	81.8

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	January 31,	October 31,
(in millions, except per share data)	2018	2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$699	$706
Restricted cash and cash equivalents	36	83
Marketable securities	276	370
Trade and other receivables, net	327	391
Finance receivables, net	1,434	1,565
Inventories, net	998	857
Other current assets	188	188

Total current assets	3,958	4,160
Restricted cash	52	51
Trade and other receivables, net	13	13
Finance receivables, net	239	220
Investments in non-consolidated affiliates	55	56
Property and equipment (net of accumulated depreciation and amortization of $2,491 and $2,474, respectively)	1,335	1,326
Goodwill	38	38
Intangible assets (net of accumulated amortization of $138 and $135, respectively)	38	40
Deferred taxes, net	129	129
Other noncurrent assets	112	102

Total assets	$5,969	$6,135

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$953	$1,169
Accounts payable	1,140	1,292
Other current liabilities	1,160	1,184

Total current liabilities	3,253	3,645
Long-term debt	4,168	3,889
Postretirement benefits liabilities	2,467	2,497
Other noncurrent liabilities	664	678

Total liabilities	10,552	10,709
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 shares issued and 220 shares authorized at both dates)	10	10
Additional paid-in capital	2,735	2,733
Accumulated deficit	(5,006)	(4,933)
Accumulated other comprehensive loss	(2,154)	(2,211)
Common stock held in treasury, at cost (4.5 and 4.6 shares, respectively)	(174)	(179)

Total stockholders’ deficit attributable to Navistar International Corporation	(4,587)	(4,578)
Stockholders’ equity attributable to non-controlling interests	4	4

Total stockholders’ deficit	(4,583)	(4,574)

Total liabilities and stockholders’ deficit	$5,969	$6,135

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended January 31,
(in millions)	2018	2017
Cash flows from operating activities
Net loss	$(66)	$(54)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	37	37
Depreciation of equipment leased to others	18	22
Deferred taxes, including change in valuation allowance	6	—
Asset impairment charges	2	2
Amortization of debt issuance costs and discount	8	10
Stock-based compensation	9	7
Provision for doubtful accounts	1	4
Equity in loss of non-consolidated affiliates, net of dividends	3	3
Write-off of debt issuance costs and discount	42	—
Other non-cash operating activities	(6)	(3)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(130)	(6)

Net cash provided by (used in) operating activities	(76)	22

Cash flows from investing activities
Purchases of marketable securities	(61)	(212)
Sales of marketable securities	150	59
Maturities of marketable securities	5	1
Net change in restricted cash and cash equivalents	46	15
Capital expenditures	(30)	(46)
Purchases of equipment leased to others	(52)	(24)
Proceeds from sales of property and equipment	3	2
Investments in non-consolidated affiliates	—	(2)

Net cash provided by (used in) investing activities	61	(207)

Cash flows from financing activities
Proceeds from issuance of securitized debt	16	5
Principal payments on securitized debt	(16)	(27)
Net change in secured revolving credit facilities	(150)	(79)
Proceeds from issuance of non-securitized debt	2,747	298
Principal payments on non-securitized debt	(2,521)	(200)
Net change in notes and debt outstanding under revolving credit facilities	(38)	(48)
Debt issuance costs	(33)	(5)
Proceeds from financed lease obligations	16	8
Proceeds from exercise of stock options	4	3
Dividends paid by subsidiaries to non-controlling interest	(7)	(8)
Other financing activities	(12)	—

Net cash provided by (used in) financing activities	6	(53)

Effect of exchange rate changes on cash and cash equivalents	2	7

Decrease in cash and cash equivalents	(7)	(231)
Cash and cash equivalents at beginning of the period	706	804

Cash and cash equivalents at end of the period	$699	$573

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2018
External sales and revenues, net	$1,228	$564	$72	$38	$3	$1,905
Intersegment sales and revenues	23	4	9	21	(57)	—

Total sales and revenues, net	$1,251	$568	$81	$59	$(54)	$1,905

Income (loss) attributable to NIC, net of tax	$(7)	$137	$(7)	$20	$(216)	$(73)
Income tax expense	—	—	—	—	(15)	(15)

Segment profit (loss)	$(7)	$137	$(7)	$20	$(201)	$(58)

Depreciation and amortization	$35	$2	$3	$13	$2	$55
Interest expense	—	—	—	21	58	79
Equity in income (loss) of non-consolidated affiliates	—	1	(1)	—	—	—
Capital expenditures(B)	25	—	1	—	4	30

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2017
External sales and revenues, net	$1,017	$563	$46	$34	$3	$1,663
Intersegment sales and revenues	10	7	4	20	(41)	—

Total sales and revenues, net	$1,027	$570	$50	$54	$(38)	$1,663

Income (loss) attributable to NIC, net of tax	$(69)	$149	$(4)	$13	$(151)	$(62)
Income tax expense	—	—	—	—	(4)	(4)

Segment profit (loss)	$(69)	$149	$(4)	$13	$(147)	$(58)

Depreciation and amortization	$37	$3	$3	$13	$3	$59
Interest expense	—	—	—	20	62	82
Equity in income of non-consolidated affiliates	1	1	1	—	—	3
Capital expenditures(B)	43	—	1	—	2	46

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
January 31, 2018	$1,710	$647	$360	$2,052	$1,200	$5,969
October 31, 2017	1,621	632	378	2,207	1,297	6,135

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $41 million and $36 million for the three months ended January 31, 2018 and 2017, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation:

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represent the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

Gross Margin consists of Sales and revenues, net, less Costs of products sold.

Free Cash Flow consists of Net cash from operating activities and Capital Expenditures.

EBITDA reconciliation:

	Three Months Ended January 31,
(in millions)	2018	2017
Loss attributable to NIC, net of tax	$(73)	$(62)
Plus:
Depreciation and amortization expense	55	59
Manufacturing interest expense(A)	58	62
Less:
Income tax expense	(15)	(4)

EBITDA	$55	$63

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

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	Three Months Ended January 31,
(in millions)	2018	2017
Interest expense	$79	$82
Less: Financial services interest expense	21	20

Manufacturing interest expense	$58	$62

Adjusted EBITDA Reconciliation:

	Three Months Ended January 31,
(in millions)	2018	2017
EBITDA (reconciled above)	$55	$63

Adjustments for significant items of:
Adjustments to pre-existing warranties(A)	(6)	(17)
Asset impairment charges(B)	2	2
Restructuring of manufacturing operations(C)	(3)	7
EGR product litigation(D)	1	—
Debt refinancing charges(E)	46	—
Pension settlement(F)	9	—

Total adjustments	49	(8)

Adjusted EBITDA	$104	$55

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	In the first quarter of 2018, we recorded $2 million of impairment charges related to the sale of our railcar business in Cherokee, Alabama. In the first quarter of 2017, we recorded $2 million of asset impairment charges related to certain long-lived assets in our Truck segment.
(C)	In the first quarter of 2018, we recorded benefits of $3 million related to adjustments for restructuring in our Truck and Global Operations segments. In the first quarter of 2017, we recorded $7 million of restructuring charges related to the 2011 closure of our Chatham, Ontario plant.
(D)	In the first quarter of 2018, we recognized an additional charge of $1 million for a jury verdict related to the Milan Maxxforce engine EGR product litigation in our Truck segment.
(E)	In the first quarter of 2018, we recorded a charge of $46 million for the write off of debt issuance costs and discounts associated with the repurchase of our 8.25% Senior Notes and the refinancing of our previously existing Term Loan.
(F)	In the first quarter of 2018, we purchased a group annuity contract for certain retired pension plan participants resulting in a plan remeasurement. As a result, we recorded a pension settlement accounting charge of $9 million in SG&A expenses.

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Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of January 31, 2018
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$671	$28	$699
Marketable securities	276	—	276

Total cash, cash equivalents, and marketable securities	$947	$28	$975

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